                                                                      EXHIBIT 21




                         Subsidiaries of the Registrant


                                                                  State of              Percentage
                                                                  Incorporation         Ownership

Pinnacle Bank (1)                                                 Alabama               100%
First General Service(s) Corporation (2)                          Alabama               100%
First General Ventures Corporation (2)                            Alabama               100%

Affiliate
First General Lending Corporation
   (accounted for on the cost method) (2)                         Alabama               40%


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(1)  Subsidiary of the Registrant.
(2)  Subsidiary of Pinnacle Bank.